Exhibit 10.5

RICH UNCLES REAL ESTATE INVESTMENT TRUST I

CODE OF BUSINESS CONDUCT AND ETHICS

OVERVIEW

Rich Uncles Real Estate Investment Trust I (the “Company”) has established this Code of Business Conduct and Ethics (this “Code”) that applies to (i) the Company’s officers, trust managers and employees; (ii) the employees of our Advisor, Rich Uncles, LLC and our Sponsor, Rich Uncles, LLC; and (iii) the managers, employees and independent contractors of the Company our Advisor and our Sponsor. The persons set forth under (i)-(iii) above are “Covered Persons” under this Code.

The Board of Trust managers of the Company has adopted this Code in order to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company;

•	compliance with applicable governmental rules and regulations; and

•	accountability for adherence to this Code.

PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All Covered Persons are expected to understand, respect and comply with all the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Covered Persons are directed to specific policies and procedures available to them and to persons they supervise as set forth in our “Employee Handbook;” however, in the event of any conflict between the procedures or requirements in this Code or the Employee Handbook, this Code shall control.

Compliance Officer

The Company’s “Compliance Officer” will be responsible for ensuring that this Code is established and effectively communicated to all Covered Persons and will handle the Company’s day-to-day compliance matters. The Compliance Officer will be the Company’s [select CEO, CFO, other executive officer].

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Among the responsibilities of the Compliance Officer are:

•	Receiving, reviewing, investigating and resolving concerns and reports on the matters described in this Code;

•	providing guidance on the meaning and application of this Code; and

•	reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) on the implementation and effectiveness of this Code and other compliance matters and recommending any updates or amendments to this Code that the Compliance Officer deems necessary to (i) management of the Company, and (ii) the Company’s Conflicts Committee.

The Compliance Officer is the “go to” person for questions and concerns relating to this Code, especially in the event of a potential violation.

The Compliance Officer will, with the assistance and cooperation of the Company’s officers and trust managers, foster an atmosphere where Covered Persons are comfortable communicating and/or reporting concerns and possible violations of this Code.

Ethical Obligations

It is important that Covered Persons promote integrity throughout the Company and foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operations and financial condition and other financial information.

Each Covered Person agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner;

•	handle actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner; and

•	proactively promote and be an example of ethical behavior in the work environment.

Insider Trading

No Covered Person who has access to confidential information may use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. You must always have any sales or acquisitions of the Company’s securities pre-approved by the Company’s Chief Compliance Officer. If you have any questions, please consult the Company’s Chief Compliance Officer.

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Conflicts of Interest

All Covered Persons should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when any of the Covered Persons take actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when Covered Persons or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

Sometimes, conflicts of interest will develop accidentally or unexpectedly, and the appearance of a conflict of interest can also easily arise. If any of the Covered Persons has a conflict, actual or potential, he or she should report such conflict to the Compliance Officer or, in the case of the Compliance Officer, to the Chief Executive Officer. Conflicts of interest may not always be clear-cut, so if a question arises, Covered Persons should consult with the Compliance Officer or higher levels of management.

Any Covered Persons that become aware of a conflict or potential conflict involving other Covered Persons should bring it to the attention of the Compliance Officer or higher levels of management. Such communications will be kept confidential to the extent feasible.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interests of Covered Persons should not be placed improperly above the interests of the Company.

All Covered Persons must:

•	Not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby Covered Persons would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of Covered Persons to the detriment of the Company; and

•	report at least annually any affiliations or other relationships related to conflicts of interest.

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Corporate Opportunity

Covered Persons are prohibited from: (i) taking for themselves corporate opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (ii) using corporate property, information or position for personal gain; and (iii) competing with the Company. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Covered Persons must maintain the confidentiality of information entrusted to them by the Company, our suppliers, our business partners and prospective business partners, except when disclosure is either expressly authorized by the Company or required by law. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Company or its suppliers, business partners and prospective business partners, if disclosed. It also includes information that suppliers, business partners and prospective business partners have entrusted to us. The Company expects that all Covered Persons will preserve all such confidential information even after his or her employment or relationship with the Company ends. In some cases, disclosure of any such confidential information, even after termination of employment or other relationship, may result in civil liability to the individual. All Covered Persons must, upon termination of employment or relationship with the Company, return all confidential information to the Company, including originals and copies, whether in electronic or hard copy.

All confidential information concerning the Company obtained by Covered Persons is the property of the Company and must be protected. Confidential information includes all non-public information that could be of use to competitors, be harmful to the Company, or impair the value of any asset, if disclosed. Covered Persons must maintain the confidentiality of such information entrusted to them by the Company, except when disclosure is authorized by the Company or required by law. Whenever feasible, Covered Persons should consult with the Compliance Officer or, if the Compliance Officer would be affected by the disclosure, consult with a higher representative of management, if they believe they have a legal obligation to disclose confidential information.

Examples of confidential information include, but are not limited to: information that could be of use to the Company’s competitors; business trends identified by the Company; projections; information about financial performance; new marketing plans; information about potential acquisitions, divestitures and investments; public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts or finance sources or the loss thereof.

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This obligation with respect to confidential information extends beyond the workplace. It applies to communications among Covered Persons and their family members and continues to apply even after their affiliation with the Company terminates.

Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

All Covered Persons are expected to deal fairly with the Company’s “customers” which include its shareholders, suppliers, brokers, agents, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by Covered Persons unless (i) it is not a cash gift; (ii) it is consistent with customary business practices; (iii) there was a prior social relationship between the parties; (iv) it is nominal in value; (v) the gift cannot be construed as a bribe or payoff; and (vi) it does not violate any laws or regulations. No tickets to events should be offered, given, provided or accepted by Covered Persons unless the party providing the tickets is present at such event or the tickets have been pre-approved by the Compliance Officer. Any gifts that are substantial in nature (i.e., with a value of $250 or more, or of relative scarcity, including, but limited to, gifts of tickets to major sporting or cultural events) must be pre-approved by the Compliance Officer. Please discuss with the Compliance Officer any gifts or proposed gifts which you are not certain are appropriate.

Examples of prohibited conduct include, but are not limited to:

•	Bribery or payoffs to induce business or breaches of contracts by others; or

•	Making false or deceptive claims or comparisons about competitors or their assets, practices or services.

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All Covered Persons must disclose prior to or at the time of employment, or election in the case of trust managers, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer or company that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company.

Protection and Proper Use of the Company Assets

All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of Covered Persons to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Compliance Officer can provide guidance to you in this area.

Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission (the “SEC”) be accurate, timely and in accordance with all applicable laws and regulations. Depending on his or her position with the Company, Covered Persons may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects Covered Persons to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements. However, Covered Persons should not respond to inquiries regarding, or otherwise communicate to any outside party, results, forecasts or trends without the prior approval of the Compliance Officer.

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Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Compliance Officer. Records should always be retained or destroyed according to the Company’s document retention policy. In the event of litigation or governmental investigation, please consult the Board of Trust managers.

Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment of any kind.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Asking Questions and Voicing Concerns

This Code provides an overview of the legal and ethical responsibilities applicable to Covered Persons. Each of the Covered Persons is responsible for upholding these responsibilities.

The standards and expectations outlined here are intended to guide such individuals in making the right choices. If any aspect of this Code is unclear, or if any individual has any questions or faces a situation that is not addressed herein, he or she should bring them to the Company’s attention. The Company recognizes that in some situations it is difficult to know right from wrong. Since this Code cannot anticipate every situation that will arise, it is important that the Company have a way to approach a new question or problem. Each of the Covered Persons should keep the following steps and questions in mind:

•	Make sure you have all the facts. To reach the right solutions, we must be as fully informed as possible.

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•	Ask yourself. What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your the Compliance Officer his/her superior officer.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Duty to Report

Covered Persons who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or trust managers have a duty to report it immediately. Each person is encouraged to report such conduct to a supervisor or superior, but if the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the Covered Persons may contact the Conflicts Committee or Outside Corporate Counsel: Gregory W. Preston, Esq. at: (949) 760-0107 or gpreston@corp-law.com. Such communications will be kept in confidence to the extent appropriate or permitted by law. If Covered Persons are still not satisfied with the response, the Covered Persons may contact the Chairman of the Board of trust managers or any of the Company’s outside trust managers. While Covered Persons are encouraged to use the Company’s internal reporting system outlined, above, in all cases, Covered Persons may directly report such violations outside the Company to appropriate authorities in accordance with applicable law.

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The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any of the Covered Persons has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company’s Conflicts Committee or Outside Corporate Counsel. Subject to its legal duties, the Conflicts Committee and/or the Outside Corporate Counsel will treat such submissions confidentially.

Each of the Covered Persons who is involved in the Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC regulations. Each of the Covered Persons who is involved in the Company’s public disclosure process must: (a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

The Company will make a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported to this hotline will be communicated directly to the Chief Executive Officer of the Company.

When reporting a concern, Covered Persons should supply sufficient information so that the matter may be investigated properly. As the ultimate objective of any investigation is to uncover the truth, any of the Covered Persons who is found to have lied during an internal investigation will be subject to appropriate discipline, which could include immediate termination without compensation for that act of dishonesty. Full cooperation is expected both from anyone who is suspected or accused of improper conduct and from anyone who makes accusations against somebody else. Any information provided by Covered Persons will be handled in a confidential manner to the greatest extent possible. Moreover, as described below, the Company prohibits retaliation for reporting illegal or unethical behavior.

Any person involved in any investigation in any capacity of a possible misconduct must not discuss or disclose any information to anyone outside the investigation unless required or permitted by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation.

If any of the Covered Persons has or receives notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing or questionable accounting or auditing matters, such Covered Persons must immediately advise an internal audit representative or, if confidentiality and anonymity are needed, then he or she should immediately report the complaint or concern to Outside Corporate Counsel.

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Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code. Further, these reporting methods should not be used for personal grievances not involving this Code.

Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an of the Covered Persons for lawfully reporting internally or to appropriate authorities, or providing information or assistance in an investigation regarding misconduct. Any of the Covered Persons who retaliates against other Covered Persons for reporting known or suspected violations of legal or ethical obligations will be in violation of this Code and subject to disciplinary action, up to and including dismissal. Such retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

Internal Investigation

When an alleged violation of this Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest or if the report involves a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, the Compliance Officer or other person receiving the report, as appropriate, shall notify the Conflicts Committee and Outside Corporate Counsel within two (2) business days. A preliminary investigation of the report will be performed by the Conflicts Committee within a reasonable time from the date the complaint was submitted. The Conflicts Committee shall assess the situation and determine the appropriate course of action to be recommended to the Board of Trust managers. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

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Health and Safety

The Company strives to provide each of the Covered Persons with a safe and healthful work environment. Each of the Covered Persons has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Each of the Covered Persons should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Trust managers, after receiving appropriate recommendation from any relevant internal and outside resources. Only the Board of Trust managers or a committee of the Board with specific delegated authority may grant waivers of this Code. Any waivers will be promptly disclosed as required by law.

VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

Disciplinary Actions

Subject to the following sentence, the Compliance Officer shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any of the Covered Persons who is found to have violated this Code. If the Compliance Officer is the individual responsible for the violation or suspected violation of this Code, then the Conflicts Committee will be responsible for implementing the appropriate disciplinary action.

Corrective Action

Subject to the following sentence, in the event of a violation of this Code, the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to the Company’s policies and procedures. If a violation has been reported to the Conflicts Committee, it shall be responsible for determining the appropriate remedial or corrective actions. Such corrective action shall be documented, as appropriate.

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Retention of Reports and Complaints

All notices or reports of suspected violations, complaints or concerns pursuant to this Code shall be considered confidential and shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof. The log shall be retained for five (5) years and shall be maintained by the Compliance Officer.

Cooperation by Rich Uncles Affiliates.

The Code is designed to cover reports of suspected violations, complaints or concerns that directly or indirectly affect the Company as a public company. Since the Company, our day-to-day operations and asset management services are performed by officers and employees of Rich Uncles, LLC, our Advisor and Sponsor, pursuant to an Advisory Agreement between the Company and our Advisor and, this Code shall be formally adopted by Rich Uncles, LLC. Each of these affiliated entities shall fully cooperate with the Company in enforcing the provisions of this Code.

Accountability

Each Covered Person must:

•	Upon adoption of this Code (or thereafter, as applicable, upon becoming a Covered Person), affirm to the Company that he or she has received, read and understands this Code;

•	annually thereafter affirm to the Company that he or she has complied with the requirements of this Code;

•	not retaliate against any of the Covered Persons for reports of potential violations that are made in good faith; and

•	follow the notification procedures set forth in this Code promptly if he or she knows of any violation of this Code.

The Code is not intended to create, nor does it create, any contractual rights related to employment.

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Code of Conduct and Ethics Initial Affirmation

Pursuant to this Code of Conduct and Ethics (the “Code”) of Rich Uncles Real Estate Investment Trust I (the “Company”), I, ________________________, as an officer/director/employee (circle as appropriate) of the Company, Rich Uncles, LLC (collectively, “Affiliated Companies”)hereby affirm that I have received, read and understand this Code.

By:
Name:
Title:
Employed by, Director of or Manager of:
Print Name(s) of Applicable Affiliated
Company(ies)

Dated: ___________________

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